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                                                                    Exhibit 23.7

FIRST UNION SECURITIES, INC.




September 19, 2000


Board of Directors
Infonautics, Inc.
590 North Gulph Road
King of Prussia, PA  19046-2800

Members of the Board:

In accordance with the terms of our letter to you dated July 30, 2000 (the "Letter"), you have requested our written consent to quote or refer to the Letter and the opinion expressed therein with respect to the fairness, from a financial point of view, to the stockholders of Infonautics, Inc. ("Infonautics") of the exchange ratio set forth in the terms of the Agreement and Plan of Reorganization, dated as of July 30, 2000, among I.I. Holding Company, Inc., IBS Interactive, Inc., Infonautics, First Avenue Ventures, Inc., I.I. Merger Sub I, Inc., I.I. Merger Sub II, Inc. and I.I. Merger Sub III, Inc.

We hereby consent to the reproduction in full of the Letter and to the reference to the Letter and First Union Securities, Inc. in the prospectus and proxy statement you distribute to the stockholders of Infonautics in connection with the proposed merger.

Very truly yours,




/s/ First Union Securities, Inc.

FIRST UNION SECURITIES, INC.